Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated July 15, 2013 relating to the consolidated and combined financial statements of ESH Hospitality LLC and subsidiaries and ESH Hospitality Strategies LLC and subsidiaries as of December 31, 2012 and 2011, for each of the two years in the period ended December 31, 2012 and for the period from October 8, 2010 (commencement of operations) to December 31, 2010, and the consolidated financial statements of Homestead Village LLC and subsidiaries (the “Predecessor”), as defined in Note 1 to the consolidated and combined financial statements, for the period from January 1, 2010 to October 7, 2010, and the financial statement schedule, which report expresses an unqualified opinion and includes an explanatory paragraph referring to the filing, by Homestead Village LLC and most of its subsidiaries, for reorganization under Chapter 11 of the United States Bankruptcy Code on June 15, 2009, and the sale of substantially all of its businesses and operations on October 8, 2010 to new owners, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

July 19, 2013